101 JFK Parkway = Short Hills, NJ 07078
news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@isbnj.com

Investors Bancorp, Inc. Announces First Quarter Financial Results

Short Hills, N.J. - (PR NEWSWIRE) - October 25, 2007 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Savings Bank (“Bank”), reported today the results of its operations for the three months ended September 30, 2007.

Financial Highlights

•	Net income was $2.9 million for the three months ended September 30, 2007 compared to net income of $4.4 million for the three months ended September 30, 2006.

•	Basic and diluted earnings were $0.03 per share for the three months ended September 30, 2007, compared to basic and diluted earnings of $0.04 per share for the three months ended September 30, 2006.

•	Net loans increased by $273.1 million, or 7.6%, to $3.86 billion at September 30, 2007 from $3.59 billion at June 30, 2007.

•	The securities portfolio decreased $67.1 million, or 3.8%, to $1.70 billion at September 30, 2007 from $1.77 billion at June 30, 2007.

•	Deposits increased $63.5 million, or 1.7%, from $3.66 billion at June 30, 2007 to $3.73 billion at September 30, 2007.

•	Borrowings increased by $171.5 million, or 16.5%, to $1.21 billion at September 30, 2007 from $1.04 billion at June 30, 2007.

•	1.4 million shares of our common stock were repurchased at an average cost of $13.09 per share during the three months ended September 30, 2007.

“The Federal Reserve’s fifty basis point rate cut on September 18th was a welcome surprise but obviously has not impacted this quarter’s results,” said Robert M. Cashill, the Company’s President and CEO.

Mr. Cashill also said, “The turmoil in the subprime market has had a positive impact on us. As conduit financing became scarce, many mortgage originators stopped providing both prime and subprime loans. Those people seeking a mortgage turned to us because we continued to make loans to qualified borrowers at competitive rates. Since we are a portfolio lender that does not make subprime loans we have significant capacity for good quality loans. Needless to say production has been solid.”

Mr. Cashill noted that the Company’s balance sheet transformation is progressing nicely and that management remains focused on this task. “It is our continued belief that making our balance sheet more retail-like will improve profitability going forward,” he said.

Regarding the planned merger with Summit Federal Bankshares, MHC, the parent company of Summit Federal Bankshares and Summit Federal Savings Bank, Mr. Cashill stated that “We are in the process of filing for the appropriate regulatory approvals and expect to complete the transaction in 2008.”

Comparison of Operating Results

Interest and Dividend Income

Interest and dividend income increased by $5.8 million, or 8.4%, to $74.8 million for the three months ended September 30, 2007 from $69.0 million for the three months ended September 30, 2006. This increase was due to a 26.4% increase in interest income on loans, partially offset by a 19.5% decrease in interest income on securities and other interest-earning assets.

Interest income on loans increased by $11.1 million, or 26.4%, to $53.0 million for the three months ended September 30, 2007 from $41.9 million for the three months ended September 30, 2006. This increase resulted from a $636.1 million, or 20.6%, increase in the average balance of net loans to $3.72 billion for the three months ended September 30, 2007 from $3.08 billion for the three months ended September 30, 2006. This increase also reflects a 26 basis point increase in the average yield on net loans to 5.70% for the three months ended September 30, 2007 from 5.44% for the three months ended September 30, 2006.

Interest income on all other interest-earning assets, excluding loans, decreased by $5.3 million, or 19.5%, to $21.8 million for the three months ended September 30, 2007 from $27.1 million for the three months ended September 30, 2006. This decrease resulted from a $529.4 million decrease in the average balance of securities and other interest-earning assets, partially offset by a 20 basis point increase in the average yield on securities and other interest-earning assets to 4.85% for the three months ended September 30, 2007 from 4.65% for the three months ended September 30, 2006.

Interest Expense

Interest expense increased by $6.8 million, or 14.7%, to $53.4 million for the three months ended September 30, 2007 from $46.6 million for the three months ended September 30, 2006.

Interest expense on interest-bearing deposits increased $8.6 million, or 27.8% to $39.3 million for the three months ended September 30, 2007 from $30.8 million for the three months ended September 30, 2006. This increase was due to a 58 basis point increase in the average cost of interest-bearing deposits to 4.31% for the three months ended September 30, 2007 from 3.73% for the three months ended September 30, 2006. In addition, the average balance of interest-bearing deposits increased $356.1 million, or 10.8%, to $3.65 billion for the three months ended September 30, 2007 from $3.29 billion for the three months ended September 30, 2006.

Interest expense on borrowed funds decreased by $1.7 million or 10.8%, to $14.1 million for the three months ended September 30, 2007 from $15.8 million for the three months ended September 30, 2006. The average balance of borrowed funds decreased by $163.8 million, or 12.8%, to $1.12 billion for the three months ended September 30, 2007 from $1.28 billion for the three months ended September 30, 2006. This was partially offset by an 11 basis point increase in the cost of borrowed funds to 5.04% for the three months ended September 30, 2007 from 4.93% for the three months ended September 30, 2006.

Net Interest Income

Net interest income decreased by $1.1 million or 4.7%, to $21.4 million for the three months ended September 30, 2007 from $22.5 million for the three months ended September 30, 2006. The decrease was caused primarily by a 9 basis point decrease in our net interest rate spread to 0.94% for the three months ended September 30, 2007 from 1.03% for the three months ended September 30, 2006 as a result of the cost of average interest-bearing liabilities more than offsetting the increase in the yield on average interest-earning assets. Our net interest margin also decreased by 11 basis points from 1.66% for the three months ended September 30, 2006 to 1.55% for the three months ended September 30, 2007.

Provision for Loan Losses. Our provision for loan losses was $200,000 and $225,000 for the three months ended September 30, 2007 and 2006, respectively. There were net charge-offs of $4,000 and $2,000 for three months ended September 30, 2007 and 2006, respectively. The allowance for loan losses increased by $196,000 to $7.1 million at September 30, 2007 from $6.9 million at June 30, 2007. This increase in the allowance for loan losses reflects the overall growth of our loan portfolio, the level of our non-performing loans and the low level of charge-offs.

Non-performing loans, defined as non-accruing loans, decreased by $836,000 to $4.3 million at September 30, 2007 from $5.1 million at June 30, 2007. The ratio of non-performing loans to total loans was 0.11% at September 30, 2007 compared with 0.14% at June 30, 2007. The ratio of the allowance for loan losses to non-performing loans was 164.90% at September 30, 2007 compared with 134.33% at June 30, 2007. The ratio of the allowance for loan losses to total loans was 0.18% at September 30, 2007 compared to 0.19% at June 30, 2007. We believe our allowance for loan losses is adequate based on the overall growth in our loan portfolio, the current level of loan charge-offs, the stability of the New Jersey real estate market in general, and the performance and stability of our loan portfolio.

Although we believe we have established and maintained an adequate level of allowance for loan losses, additions may be necessary if future economic conditions differ substantially from the current operating environment. Although we use the best information available, the level of allowance for loan losses remains an estimate that is subject to significant judgment and short-term change.

Other Income

Other income increased by $229,000 to $1.8 million for the three months ended September 30, 2007 from $1.6 million for the three months ended September 30, 2006. This increase was primarily due to a $137,000 increase in income on bank owned life insurance.

Operating Expenses

Operating expenses increased by $1.9 million or 11.2%, to $19.0 million for the three months ended September 30, 2007 from $17.1 million for the three months ended September 30, 2006. The increase was primarily due to compensation and fringe benefits increasing by $2.7 million, or 26.1%, to $13.0 million for the three months ended September 30, 2007. The increase in compensation and fringe benefits includes $2.3 million attributed to the implementation of the 2006 Equity Incentive Plan, as approved by the shareholders at the annual meeting in October 2006. The increase also reflects normal merit increases and increases in employee benefits costs. This was partially offset by a decrease of $361,000 in professional fees mainly attributed to the new assessment method by the New Jersey Department of Banking and Insurance.

Income Taxes

Income tax expense was $1.1 million for the three months ended September 30, 2007, a decrease of $1.2 million, or 51.7%, from income tax expense of $2.4 million for the three months ended September 30, 2006. Our effective tax rate was 28.6% for the three months ended September 30, 2007, compared to 35.2% for the three months ended September 30, 2006, due primarily to the recognition of deferred tax assets during the three months ended September 30, 2007. Similar deferred tax assets generated during the three months ended September 30, 2006 had a full valuation allowance at that time.

Balance Sheet Summary

Total assets increased by $227.0 million, or 4.1%, to $5.83 billion at September 30, 2007 from $5.60 billion at June 30, 2007. This increase was largely the result of an increase in the loan portfolio partially offset by the decrease in our securities portfolio.

Securities, in aggregate, decreased by $67.1 million, or 3.8%, to $1.70 billion at September 30, 2007, from $1.77 billion at June 30, 2007. This decrease was a result of utilizing the cash flow from investments to fund the loan growth, as opposed to re-investment in securities, which is consistent with our strategic plan.

Net loans, including loans held for sale, increased by $278.4 million, or 7.7%, to $3.87 billion at September 30, 2007 from $3.59 billion at June 30, 2007. This increase in loans reflects our continued focus on loan originations and purchases. The loans we originate and purchase are made primarily on properties in New Jersey. To a lesser degree we originate and purchase loans in states contiguous to New Jersey as a way to geographically diversify our residential loan portfolio.

We originate residential mortgage loans directly and through our mortgage subsidiary, ISB Mortgage Co. During the three months ended September 30, 2007 we originated $72.7 million in residential mortgage loans. In addition, we purchase mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended September 30, 2007 we purchased loans totaling $224.8 million from these entities. We also purchase pools of mortgage loans in the secondary market on a “bulk purchase” basis from several well-established financial institutions. During the three months ended September 30, 2007, we purchased loans totaling $9.8 million on a “bulk purchase” basis.

Additionally, for the three months ended September 30, 2007, we originated $11.9 million in multi-family and commercial real estate loans and $45.7 million in construction loans. This is consistent with our strategy of originating multi-family, commercial real estate and construction loans to diversify our loan portfolio.

Bank owned life insurance increased by $932,000 from $88.0 million at June 30, 2007 to $89.0 million at September 30, 2007. In addition, the amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $12.2 million from $33.9 million at June 30, 2007 to $46.1 million at September 30, 2007 as a result of an increase in our level of borrowings. There was also an increase in accrued interest receivable of $2.9 million resulting from an increase in interest-earning assets and the timing of certain cash flows resulting from the change in the mix of our assets.

Deposits increased by $63.5 million, or 1.7%, to $3.73 billion at September 30, 2007 from $3.66 billion at June 30, 2007. The increase was due primarily to an increase in certificates of deposits and money market account balances.

Borrowed funds increased $171.5 million, or 16.5%, to $1.21 billion at September 30, 2007 from $1.04 billion at June 30, 2007. This increase in borrowed funds was the result of strong loan growth that exceeded the available cash flows from the investment and deposit portfolios.

Stockholders’ equity decreased $11.0 million, or 1.3%, to $832.4 million at September 30, 2007 from $843.4 million at June 30, 2007. The majority of this decrease is attributed to the repurchase of our common stock totaling $18.3 million during the three months ended September 30, 2007.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and forty-seven branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. For more information, please visit www.isbnj.com

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
September 30, 2007 (Unaudited) and June 30, 2007

	September 30,	June 30,
Assets	2007	2007
	(In thousands)
Cash and cash equivalents	$23,802	24,810
Securities available-for-sale, at estimated fair value	237,088	251,970
Securities held-to-maturity, net (estimated fair value of
$1,433,098 and $1,472,385 at September 30, 2007
and June 30, 2007, respectively)	1,465,466	1,517,664
Loans receivable, net	3,862,504	3,589,373
Loans held-for-sale	8,662	3,410
Stock in the Federal Home Loan Bank	46,104	33,887
Accrued interest receivable	27,214	24,300
Office properties and equipment, net	27,258	27,155
Net deferred tax asset	39,941	39,399
Bank owned life insurance contract	88,950	88,018
Other assets	1,140	1,102
Total assets	$5,828,129	5,601,088
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$3,728,419	3,664,966
Borrowed funds	1,210,202	1,038,710
Advance payments by borrowers for taxes and insurance	18,545	17,671
Other liabilities	38,580	36,376
Total liabilities	4,995,746	4,757,723
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
116,275,688 issued; 110,073,752 and 111,468,952 outstanding
at September 30, 2007 and June 30, 2007, respectively	532	532
Additional paid-in capital	508,501	506,016
Retained earnings	456,903	453,751
Treasury stock, at cost; 6,201,936 and 4,806,736 shares at
September 30, 2007 and June 30, 2007, respectively	(89,236)	(70,973)
Unallocated common stock held by the employee stock
ownership plan	(38,641)	(38,996)
Accumulated other comprehensive loss	(5,676)	(6,965)
Total stockholders' equity	832,383	843,365
Total liabilities and stockholders' equity	$5,828,129	5,601,088

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months
	Ended September 30,
	2007	2006
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$52,966	41,912
Securities:
Government-sponsored enterprise obligations	1,337	1,339
Mortgage-backed securities	16,656	22,053
Equity securities available-for-sale	—	455
Municipal bonds and other debt	3,096	2,406
Interest-bearing deposits	160	169
Federal Home Loan Bank stock	593	697
Total interest and dividend income	74,808	69,031
Interest expense:
Deposits	39,302	30,750
Secured borrowings	14,103	15,814
Total interest expense	53,405	46,564
Net interest income	21,403	22,467
Provision for loan losses	200	225
Net interest income after provision
for loan losses	21,203	22,242
Other income:
Fees and service charges	711	660
Increase bank owned life insurance contract	932	795
Gain on sales of mortgage loans, net	81	83
Other income	64	21
Total other income	1,788	1,559
Operating expenses:
Compensation and fringe benefits	12,990	10,300
Advertising and promotional expense	502	900
Office occupancy and equipment expense	2,548	2,423
Federal insurance premiums	105	110
Stationery, printing, supplies and telephone	401	393
Legal, audit, accounting, and supervisory examination fees	429	790
Data processing service fees	1,010	936
Other operating expenses	1,012	1,235
Total operating expenses	18,997	17,087
Income before income tax expense	3,994	6,714
Income tax expense	1,142	2,363
Net income	$2,852	4,351
Earnings per share - basic and diluted	$0.03	0.04
Weighted average shares outstanding
Basic	106,732,844	112,246,699
Diluted	106,880,099	112,246,699

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	September 30, 2007				September 30, 2006
	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance		Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$16,238		$160	3.94%	$20,078		$169	3.37%
Securities available-for-sale	251,340		2,880	4.58%	534,833		5,722	4.28%
Securities held-to-maturity	1,495,413		18,209	4.87%	1,729,172		20,531	4.75%
Net loans	3,717,582		52,966	5.70%	3,081,486		41,912	5.44%
Stock in FHLB	39,447		593	6.01%	47,782		697	5.83%
Total interest-earning assets	5,520,020		74,808	5.42%	5,413,351		69,031	5.10%
Non-interest earning assets	174,060				149,168
Total assets	$5,694,080				$5,562,519

Interest-bearing Liabilities:
Savings	$314,195		1,815	2.31%	$223,182		526	0.94%
Interest-bearing checking	353,947		2,448	2.77%	307,730		1,845	2.40%
Money market accounts	187,534		1,239	2.64%	207,345		873	1.68%
Certificates of deposit	2,793,867		33,800	4.84%	2,555,204		27,506	4.31%
Borrowed funds	1,118,723		14,103	5.04%	1,282,547		15,814	4.93%
Total interest-bearing liabilities	4,768,266		53,405	4.48%	4,576,008		46,564	4.07%
Non-interest bearing liabilities	99,883				83,243
Total liabilities	4,868,149				4,659,251

Stockholders' equity	825,931				903,268
Total liabilities and stockholders' equity	$5,694,080				$5,562,519

Net interest income			$21,403				$22,467

Net interest rate spread				0.94%				1.03%

Net interest earning assets	$751,754				$837,343

Net interest margin				1.55%				1.66%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.16	X			1.18	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	September 30,
	2007	2006

Return on average assets	0.20%	0.31%
Return on average equity	1.38%	1.93%
Interest rate spread	0.94%	1.03%
Net interest margin	1.55%	1.66%
Efficiency ratio	81.92%	71.12%
Non-interest expense to average total assets	1.33%	1.23%
Average interest-earning assets to average
interest-bearing liabilities	1.16	1.18

INVESTORS BANCORP, INC. AND SUBSIDIARY
SelectedFinancial Ratios and Other Data

	At or For the Period Ended
	September 30,	June 30,
	2007	2007

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.07%	0.09%
Non-performing loans as a percent of total loans	0.11%	0.14%
Allowance for loan losses as a percent of total loans	0.18%	0.19%
Allowance for loan losses as a percent of non-performing loans	164.90%	134.33%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	23.83%	25.00%
Tier 1 risk-based capital (to risk weighted assets) (1)	23.59%	24.75%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	12.16%	12.50%
Equity to total assets (period end)	14.28%	15.06%
Average equity to average assets	14.51%	16.04%
Tangible capital (to tangible assets)	14.28%	15.06%
Book value per common share	$7.84	$7.84

Other Data:
Number of full service offices	46	46
Full time equivalent employees	474	475

(1)	Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.